Exhibit 107

424(b)(5)

(Form Type)

Aon plc

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities
Fees to be Paid	Debt	2.850% Senior Notes due 2027	457(r)	$600,000,000	99.944%	$599,664,000	0.0000927	$55,588.85
Fees to be Paid	Debt	Guarantees of 2.850% Senior Notes due 2027(1)	—	—	—	—	—	—
Fees to be Paid	Debt	3.900% Senior Notes due 2052	457(r)	$900,000,000	98.486%	$886,374,000	0.0000927	$82,166.87
Fees to be Paid	Debt	Guarantees of 3.900% Senior Notes due 2052 (1)	—	—	—	—	—	—
Fees Previously Paid	—	—	—	—	—	—	—	—

Carry Forward Securities
Carry Forward Securities	—	—	—	—		—			—	—	—	—
					Total Offering Amounts			$137,755.72
					Total Fees Previously Paid			—
					Total Fee Offsets			—
					Net Fee Due			$137,755.72
(1)

The debt securities co-issued by Aon Corporation and Aon Global Holdings plc are guaranteed by Aon plc and Aon Global Limited. Pursuant to Rule 457(n) under the Securities Act of 1933, as amended, no separate fee is payable with respect to the guarantees.